EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-effective Amendment No. 2 to Registration Statement No. 333-14783 of DI Industries, Inc. of Form S-3 of our report dated March 28, 1996 (June 10, 1996 as to Note 13) appearing in DI Industries Inc.'s definitive Proxy Statement for the 1996 annual meeting of shareholders for the year ended December 31, 1995 and our report dated December 16, 1996 appearing in DI Industries, Inc.'s Form 8-K dated December 30, 1996.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Houston, Texas

January 15, 1997